Exhibit 99.2
Vishay Intertechnology Increases Quarterly Dividend By 26%

MALVERN, PENNSYLVANIA – May 7, 2018 Vishay Intertechnology, Inc. (NYSE: VSH), announced today that the Company's Board of Directors declared a dividend of $0.085 per share of common stock and Class B common stock, a 26% increase over the previous quarter's dividend, to be paid on June 28, 2018 to stockholders of record as of the close of business on June 13, 2018. Future dividends will be subject to Board approval.

"We are happy to be in a position to return cash to our stockholders and proud of the financial health of our Company. Our significant dividend increase demonstrates our commitment to return capital to our stockholders and shows confidence in the strength of our ongoing cash flows," said Marc Zandman, Executive Chairman of the Board and Chief Business Development Officer. "Our historically strong cash generation in good times as well as in bad enables us to declare this increase."

About Vishay
Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward-Looking Statements
Statements contained herein that relate to the Company's future performance, including statements with respect to quarterly cash dividends, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capabilities; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in applicable domestic and foreign tax regulations and uncertainty regarding the same; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300